Exhibit 99.1

Cross Country Healthcare to Present at Barclays Global Healthcare Conference and Oppenheimer’s 29th Annual Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--February 15, 2019--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to present at two upcoming conferences:

  The Barclays Global Healthcare Conference on Wednesday, March 13, 2019 at 3:50 p.m. Eastern Time, at the Loews Miami Beach Hotel in Miami Beach, Florida.
  The Oppenheimer 29th Annual Healthcare Conference on Tuesday, March 19, 2019 at 9:10 a.m. Eastern Time, at The Westin New York Grand Central in New York City.

Kevin C. Clark, President and Chief Executive Officer, and William J. Burns, Executive Vice President and Chief Financial Officer will be attending both conferences. An audio webcast and presentation for these conferences will be available on the Company’s website at www.crosscountryhealthcare.com in the Investor Relations section under ‘Events and Presentations’.

About Cross Country Healthcare

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 73 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President and Chief Financial Officer
wburns@crosscountry.com